Exhibit 99.1

2022 Third Quarter | CEO Quarterly Letter
As we enter the final months of 2022, I would like to recognize the hard work and dedication that our employees have shown this year. Despite the unique labor and economic realities that we faced in 2022, our managers have remained diligent in finding innovative solutions to the challenges. The Company continues to perform very well from the revenue perspective, as we hit another record setting quarter in Q3 2022. As with most companies, we have felt the impact of dramatically increasing labor and fuel costs, and, despite our best efforts to combat them, they have suppressed our operating margins for the year as compared to the past two years.

The third quarter of 2022 produced revenues of $398,945,000 which was $28,701,000, or 7.8%, above the third quarter of 2021. Both the Utility and Residential (R/C) segments provided strong increases as R/C third quarter revenue growth was up by 9.7%, and the Utility segment increased by 6%, as compared to the third quarter of 2021. Income from operations was $33,013,000 compared to $36,933,000 for the third quarter 2021, a decrease of $3,920,000 or 10.6%. Net income for the quarter was $20,464,000, down $4,463,000 from the third quarter of 2021.

The first nine months have produced record revenues of $1,143,548,000, which was $119,007,000, or 11.6%, above the first nine months of 2021.The Utility segment was up $80,551,000 or 14.5%, and the R/C segment was up $38,540,000 or 8.3% compared to the first nine months of last year. In the Utility segment, the Resource Group, Eastern Utility, and the Surgery Company all contributed to the revenue growth for the first nine months of 2022, with the Resource Group leading the way with growth of almost 40% from 2021. All the R/C segment service lines grew from the prior year, and despite an extremely competitive and challenging labor environment, their first nine months exceeded the record setting first nine months in 2021, when revenue was up 22.8% from prior year. Overall, the demand for our R/C services remains strong and bodes well for the financial strength of the Company entering 2023.

Year-to-date income from operations was $79,502,000, compared to $87,931,000 last year, a decrease of $8,429,000 or 9.6%. Net income was $49,031,000, down 15.3% from last year. As we have seen throughout 2022, our operating margins continue to be adversely impacted by cost increases in fuel, wages, tools and travel. The negative impact from fuel alone is approximately $13.8 million for the first nine months of 2022 which, if added back into our income from operations, would swing the 9.6% reduction to a 6.1% improvement for the year. Our managers remain focused on cost recovery and billing rate adjustments but keeping pace in times of rapidly increasing costs can be limited by contractual obligations and market conditions. We will continue to take actions to reduce the impact of rising prices in 2022 and into 2023.

However, we are not insulated from the global inflationary pressures that all companies have experienced in 2022, and we anticipate that both our earnings and year-end stock price will feel the impact of these challenges. The key to over-coming economic uncertainties in the short term, and to securing our long-term success, will continue to be our management’s ability to be responsive to our clients, engaged with our employees, active in our communities and true to our values.

Along with our strong revenue and profitability, we continue to have a solid balance sheet which allows us to invest in people, equipment, and other resources to facilitate the Company’s growth and profitability. We are dedicated to managing our cash flow, and liquidity remains a priority for the Company. Our balance sheet remains well capitalized which supports opportunities through investments in hard assets, acquisitions, and other areas, necessary to operate and grow the business.

As we concentrate on closing out the year, we remain relentlessly engaged in the key initiatives that help drive the Company forward, and thankful for the dedicated efforts of our employee owners. As always, we thank our shareholders for your continued support and contributions to our company.

For additional information and news on the Company, please go to: https://www.davey.com/shareholders

Best wishes for a safe and happy holiday season for you and your families.

Patrick M. Covey
Chairman, President and Chief Executive Officer

The Davey Tree Expert Company
Abbreviated Interim Financial Data (Unaudited)
(In thousands, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Oct. 1, 2022	Oct. 2, 2021	Oct. 1, 2022	Oct. 2, 2021
Operating Statement Data:
Revenues	$398,945	$370,244	$1,143,548	$1,024,541
Costs and expenses:
Operating	254,661	232,599	740,422	650,909
Selling	72,364	67,353	201,315	178,876
General and administrative	27,964	20,739	87,014	69,712
Depreciation and amortization	13,780	14,127	41,082	41,287
Gain on sale of assets, net	(2,837)	(1,507)	(5,787)	(4,174)
Income from operations	33,013	36,933	79,502	87,931
Interest expense	(2,164)	(1,449)	(5,312)	(4,093)
Interest income	303	39	489	161
Other, net	(3,371)	(2,298)	(8,241)	(5,548)
Income before income taxes	27,781	33,225	66,438	78,451
Income taxes	7,317	8,298	17,407	20,554
Net income	$20,464	$24,927	$49,031	$57,897

Net income per share:
Basic	$.46	$.56	$1.10	$1.28
Diluted	$.44	$.52	$1.05	$1.21

Weighted-average shares outstanding:
Basic	44,148	44,885	44,422	45,257
Diluted	46,405	47,951	46,719	47,785

Dividends per share	$.020	$.015	$.058	$.043

	Oct. 1, 2022	Dec. 31, 2021
Balance Sheet Data:
Cash and accounts receivable	$349,135	$297,740
Current:
Assets	411,507	348,255
Liabilities	239,577	220,976
Net working capital	$171,930	$127,279

Long-term debt	$246,869	$189,512
Other long-term liabilities	108,668	88,682
Total equity	304,857	273,771
Total assets	$899,971	$772,941

Common shares, net outstanding	43,745	44,502

2022 Third Quarter	2

Forward-looking Statements

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of the COVID-19 pandemic and any other epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2021, and in our subsequent filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.

2022 Third Quarter	3